EXECUTION COPY

SHARE PURCHASE AGREEMENT

among
BIO-IMAGING TECHNOLOGIES, INC.
(Purchaser)
and
THE SHAREHOLDERS OF THERALYS SA
(Sellers)
dated February 6, 2007
Morgan Lewis

BETWEEN THE UNDERSIGNED:
1.	Mr. Chahin PACHAI, born on April 27, 1972 in Teheran, Iran, residing at 40 avenue Lacassagne, 69003 Lyon and married under the regime of separation as to property,
2.	Mr. Fabrice VINCENT, born on February 1, 1972 in Lyon, residing at 8 rue Millon, 69100 Villeurbanne and married under the regime of partnership of acquests,
3.	Mr. Philippe DOUEK, born on July 27, 1958 in Neuilly sur Seine, residing at 23 rue Felix Jacquier, 69006 Lyon and married under the regime of separation as to property,
4.	Mr. Emmanuel OLART, born on 7, March 1978 in Villefranche sur Saône, residing at 27 bis rue de l’Egalité, residence les Bosquets, 69120 Vaulx en Velin and married under the regime of partnership of acquests,
Parties 1 to 4, acting jointly (conjointement), are hereinafter collectively referred to as the “Founders”,
AND
5.	GIE VALOREZ, a French Groupement d’Intérêt Economique organized under the laws of France, with a share capital of EUR 16,000, having its registered offices at 66 bvd Niels Bohr – CEI – 69100 Villeurbanne, registered with the Registre du Commerce de Lyon Trade Registry under the number 439 787 714, represented by Gérard POSA, member of the Directoire of Ezus-Lyon 1 S.A. and Joseph GNIEWEK, member of the Directoire of Insavalor S.A., duly empowered for the purposes hereof,
6.	Mr. Jean-Claude MOREL, born on February 22, 1936 in Brest, residing at Les Sabines, n°31, 69130 Ecully and married under the regime of community of property,
7.	Mr. Laurent GERFAULT, born on November 8, 1970 in Angers, residing at 42A rue de la Meije, 38500 Voiron and unmarried,
8.	Ms. Marcela HERNANDEZ-HOYOS, born on September 23, 1970 in Bogota, Colombia, residing at Calle 30 No. 3 A 15. Apto 401. Bogota, D.C., Colombia and divorced,
9.	Mr. Nicolas ROGNIN, born on December 28, 1974 in Voiron, residing at 3 avenue de Genève, 74160 Saint Julien en Genevois and married under the regime of partnership of acquests,
10.	Mr. Jérôme VINCENT, born on May 14, 1970 in Saint Vallier, residing at 51 route de Combes, 07100 Boulieu and married under the regime of partnership of acquests,
Parties 1 to 10, are hereinafter collectively referred to as the “Shareholders A”,

AND
11.	RHONE-ALPES CREATION, a French société anonyme with a share capital of 9,478,616 euros, having its registered offices at 10, Chemin du Château d’Eau — 69410 CHAMPAGNE AU MONT D’OR – registered with the Lyon Trade Registry under number 352 014 559, represented by Mr. Guy RIGAUD, Président du Directoire, himself being represented by Ms. Karine LIGNEL,
12.	AMORCAGE RHONE-ALPES, société par actions simplifiée with a share capital of 5,645.580 euros having its registered offices at 10, Chemin du Château d’Eau — 69140 CHAMPAGNE AU MONT D’OR, registered with the Lyon Trade Registry under number 433 995 719, represented by Ms. Karine LIGNEL, Directeur d’Investissement, duly empowered for the purposes hereof by Mr. Guy RIGAUD, Directeur Général,
13.	CREDIT AGRICOLE CREATION, a French société par actions simplifiée, with a share capital of 2,418,472 euros, having its registered offices at 1, rue Pierre de Truchis de Lays, Champagne au Mont d’Or, registered with the Lyon Trade Registry under the number 419 319 322, represented by Maurice BERNARD, duly empowered for the purposes hereof,
14.	RHONE DAUPHINE DEVELOPPEMENT, a French société anonyme, with a share capital of 10,495,800 euros, having its registered offices at 2, chemin du Vieux Chêne, 38240 Meylan, registered with the Grenoble Trade Registry under the number 345 158 117, represented by Pierre JOURDAIN, duly empowered for the purposes hereof,
15.	LE LANCEUR, a Fonds Commun de Placement à Risques represented by its société de gestion SOFIMAC PARTNERS, a French société anonyme with a share capital of 161,000 euros, having its registered offices at 24, avenue de l’Agriculture, Domaine de Mon Désir, 63100 Clermont Ferrand, registered with the Clermont Ferrand Trade Registry under the number 424 562 445, represented by Philippe VUAGNAT, Directeur Général, duly empowered for the purposes hereof,
Parties 11 to 15 are hereinafter collectively referred to as the “Shareholders B”,
16.	Mr. Luc BRACOUD, born on March 29, 1978 in Lyon, residing at 61 rue François Peissel, 69300 Caluire and unmarried,
Parties 1 to 16 are hereinafter collectively referred to as the “Sellers”,
AND
17.	Bio-Imaging Technologies Inc., a US corporation organized under the laws of Delaware, having its principal office 826, Newtown-Yardley Road, Newtown, PA 18940, United States of America, represented by M. Ted Kaminer, duly empowered for the purposes hereof, hereinafter referred to as the “Purchaser” or “Bio-Imaging Inc.”,
The Purchaser and the Sellers are hereinafter collectively referred to as the “Parties” and individually referred to as a “Party”.

WHEREAS
A.	The Sellers are the owners of the Securities (as defined in Article 1 below) representing 100% of the issued and outstanding share capital and voting rights in THERALYS, a société anonyme incorporated under the laws of France, with a share capital of 72,340 euros having its registered offices at Bioparc, 60 avenue Rockfeller — 69008 Lyon (France), registered with the Lyon Trade Registry under n° 439 429 440 (hereinafter referred to as the “Company” as defined in Article 1 below). The Company’s share capital is divided into two categories of shares.
B.	Exhibit A indicates the number and the category of Securities held by each Seller at the date hereof.
C.	The Company is specialised in diagnostic and therapeutics image analysis in clinical trials (hereafter referred to as the “Activity”).
D.	The Sellers desire to sell the Sold Shares and the Purchaser desires to buy the Sold Shares from the Sellers. The purpose of the Agreement is to set forth the terms and conditions of such sale and purchase of the Sold Shares (hereinafter referred to as the “Sale”).
E.	Simultaneously to the Sale, the Founders shall contribute the Contributed Shares to Bio-Imaging Inc. by a separate agreement. In return, the Founders shall receive 36,000 newly issued restricted shares of Bio-Imaging Inc. common stock.
NOW THEREFORE IT HAS BEEN AGREED AS FOLLOWS:
ARTICLE 1      DEFINITIONS
The following words shall have the meanings set out hereafter but only when the corresponding words begin with capital letters.

“Affiliate”	of any person shall mean (i) any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, or (ii) any other person with whom such person or an entity controlling, controlled by, or under common control with such person entered into a shareholders agreement, joint venture agreement or any agreement with similar effects; a person shall be deemed to control another person if such first mentioned person owns, directly or indirectly, fifty percent (50%) or more of the voting rights of the second mentioned person;

“Agreement”	This sale and purchase agreement;

“Balance Sheet Date”	means December 31, 2006;

“Bio-Imaging Inc.”	Bio-Imaging Technologies Inc., a US corporation having its principal office 826, Newtown-Yardley Road, Newtown, PA 18940 United States of America and registered under the laws of Delaware (USA);

“Business Day(s)”	Any day(s) on which banks are open for business in France or in the United States of America;

“Category A Shares”	The 4,000 Category A shares of the Company held by the Shareholders A in the proportions mentioned in Exhibit A;

“Category B Shares”	The 3,234 Category B shares of the Company held by the Shareholders B in the proportions mentioned in Exhibit A;

“Company”	THERALYS, a société anonyme incorporated under the laws of France, with a share capital of € 72,340, having its registered offices at Bioparc, 60 avenue Rockfeller — 69008 Lyon (France), registered with the Lyon Trade Registry under n° 439 429 440;

“Completion Date”	The date of completion of the transfer of the Securities as per section 4.1 hereafter;

“Contribution Agreement”	The Share Contribution Agreement among the Purchaser and the Founders, dated February 6, 2007, executed simultaneously to the Agreement;

“Contributed Shares”	400 Category A shares of the Company, with a par value of ten (10) euros each held by the Founders in the proportions mentioned in Exhibit A and contributed to Bio-Imaging Inc. under a separate Contribution Agreement;

“Exhibit(s)”	Any exhibit attached to this Agreement, it being specified that each time that the Representations contained in a section of this Agreement need to be documented, this is done via an Exhibit carrying the same number as the relevant representation;

“Founders”	means collectively MM Chahin Pachai, Fabrice Vincent, Philippe Douek and Emmanuel Olart;

“Governmental Entity”	means any state, authority or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including but not limited to any court, administrative agency, commission or other organ of the European Union or the United States of America;

“Lien”	means any mortgage, lien, pledge, charge, encumbrance or any other security interest;

“Representations and Warranties”	The representations and warranties to be delivered by each of the Founders on a joint basis (conjointement) to the Purchaser, as per Article 5 below;

“Restricted Shares”	means newly issued unregistered shares of Bio-Imaging Technologies Inc., regulated under the Securities Act of 1933, and in particular by the Rule 144 promulgated thereunder, permitting those Restricted Shares to be sold after the one-year holding period; provided, however, the number of shares that may be sold during any three-month period cannot exceed the greater of (i) 1% of the shares of common stock outstanding at that time, or (ii) the average reported weekly trading volume during the four weeks preceding the filing a notice of the sale on Form 144. Bio-Imaging shall accomplished all relevant formalities in the interest of a holder of Restricted Shares allowing them to sell their Restricted Shares as soon as possible in respect of US securities law, and will bear all reasonable expenses relating to a transfer or sale of such Restricted Shares pursuant to Rule 144 so long as the holder of such Restricted Shares provides Bio-Imaging with all documentation reasonably requested by Bio-Imaging;

“Shareholders Agreement”	The agreement entered into between the Sellers on December 16, 2002 in respect of the Company;

“Share(s)”	Any share(s) issued by the Company;

“Securities”	means collectively the Sold Shares, the Contributed Shares and the Warrants, representing on Completion Date 100% of the issued and outstanding share capital and voting rights of the Company, together granting the Purchaser a direct and indirect ownership of 100% of the Company’s issued and outstanding share capital and voting rights;

“Sold Shares”	means collectively (i) 3,600 Category A Shares of the Company with a par value of ten (10) euros each held by the Shareholders A and (ii) 3,234 Category B Shares of the Company with a par value of ten (10) euros each held by the Shareholders B, and sold to the Purchaser in the proportions mentioned in Exhibit A;

“Warrants”	means the 412 warrants in form of "bons de souscription de parts de créateur d’entreprise” (BSPCE) held by the Warrants Holders as defined below and to be exercised until April 26, 2009 pursuant to the decisions of the Company’s shareholders meeting held on April 26, 2004. The Warrants give right to subscribe to one (1) Category A Shares of the Company in consideration of a subscription price of 170 euros each;

“Warrants Holders”	means collectively MM Chahin Pachai, Fabrice Vincent, Luc Bracoud and Emmanuel Olart.
ARTICLE 2 PURCHASE AND SALE
2.1.1	Subject to the terms and conditions hereof, the Sellers agree to sell the Sold Shares to the Purchaser and the Purchaser agrees to purchase the Sold Shares from the Sellers. The detailed allocation of the Sold Shares (together with the sub-allocation between the Sellers) is set forth in Exhibit B.
2.1.2	Subject to the terms and conditions hereof, the Warrant Holders agree to waive their rights attached to the Warrants and the Purchaser agrees to indemnify the Warrants Holders from such waiver. The detailed allocation of the Warrants (together with the sub-allocation between the Warrant Holders) is set forth in Exhibit C.
2.1.3	The Sold Shares shall be transferred free and clear of all Liens and with all dividend rights now and then attaching thereto, including the right to all dividends for the 2006 fiscal year.
ARTICLE 3 PURCHASE PRICE — PAYMENT OF THE PURCHASE PRICE
3.1	Purchase Price
The aggregate purchase price for the Sold Shares and for the indemnification for the waiver of the rights attached to the Warrants by the Warrants Holders (hereinafter referred to as the “Purchase Price”) shall be allocated among the Sellers as follows:
-	1,344,515 euros for the 3,600 Category A Shares held by the Shareholders A; and

-	1,304,448 euros for all the Category B Shares held by the Shareholders B, payable in cash and by issuance of Restricted Shares of Bio-Imaging Inc. common stock in accordance with Article 3.2 (v) below; and

-	82,294 euros for the Warrants held by the Warrants Holders in consideration of the waiver of their rights to exercise the Warrants.
Details of the allocation of the Purchase Price between the Sellers and their respective categories are set forth in Exhibits B and C.

3.2	Closing Payment and Escrow
On Completion Date, the Purchaser shall:
(i)	pay in cash to the Shareholders A an aggregate amount of 1,204,515 euros by means of bank checks;

(ii)	deposit 140,000 euros (the “Escrow Amount”) which constitute part of the Purchase Price to be paid to the Founders into one or more escrow accounts to be held and disbursed by US Bank National Association as escrow agent (the “Escrow Agent”). The Escrow Amount shall be held by the Escrow Agent until August 6, 2008 pursuant to the escrow agreement(s) set forth as Exhibit D hereto (the “Escrow Agreement”). The Escrow Amount will be subject to set-off for any indemnification claims notified by the Purchaser to the Founders pursuant to Article 8 below. The Purchaser shall bear the fees and expenses related to the setting up of the escrow.

(iii)	pay in cash to the Warrant Holders an aggregate amount of 82,294 euros by means of bank checks;

(iv)	pay in cash to the Shareholders B an aggregate amount of 948,689 euros corresponding to 2,352 Category B Shares, by means of bank checks;

(v)	issue 57,408 newly issued Restricted Shares of Bio-Imaging Inc. common stock (the “Purchaser’s Common Stock”) in exchange of 882 Category B Shares. The Purchaser’s Common Stock will be subject to US securities laws. This payment shall be allocated among the concerned Shareholders B as set forth in Exhibit 3.2 (v).
ARTICLE 4 COMPLETION
4.1	Date and place
Transfer of ownership of the Sold Shares and payment of the Purchase Price shall take place at the date hereof (the “Completion Date”).
4.2	Instruments to be signed and delivered on Completion Date
4.2.1	At the date hereof, the Sellers shall deliver to the Purchaser:
-	original executed copies of share transfer forms (ordres de mouvement) selling, assigning and delivering to the Purchaser all of the Sold Shares free and clear from all Liens together with duly related executed tax forms n° 2759;

-	the updated stock transfer register (registres des mouvements de titres) and stockholders’ individual accounts (comptes d’actionnaires), the shareholders’ decisions book (registre des procès-verbaux des assemblées générales) the board of directors’ decisions book (registre des procès-verbaux du conseil d’administration) and all attendance sheets to the shareholders’ and board of directors’ meetings of the Company;

-	the original executed copies of the resignation letters effective as of the Completion Date from the Company’ s members of the board of directors, the names of which are set out in Exhibit 4.2.1, said letters specifying that the resigning members have no claim whatsoever against the Company;

-	the original executed copy of the resignation letter effective as of the Completion Date from Mr. Fabrice Vincent concerning its functions of Directeur Général Délégué, said letter specifying that Mr. Fabrice Vincent has no claim whatsoever against the Company;

-	the original executed copies of the relevant minutes evidencing that the persons listed in Exhibit 4.2.1 (or such other persons as the Purchaser may designate replacement therefore) shall have been elected or designated directors, effective as of Completion Date;

-	the irrevocable and unconditional waiver by each and all Sellers of all rights under the Shareholders Agreements including the acknowledgment that said agreement will cease to be of any effect as from the Completion Date;

-	the irrevocable and unconditional waiver by each and all Warrant Holders of their rights to exercise any and all of the Warrants and that all the Warrants will become null and void as from as from the Completion Date;
4.2.2	Following delivery of the documents referred to in section 4.2.1 above, the Purchaser shall deliver:
-	bank checks to each Seller for the amounts set forth in Exhibit 4.2.2.

-	any documents evidencing the issuance of the Purchaser’s Common Stock, such as a copy of an instruction letter and/or a legal opinion of Morgan, Lewis & Bockius LLP to the transfer agent, effective as from the Completion Date. The original stock certificates of the Purchaser’s Common Stock will be delivered to the beneficiaries within ten (10) days as from the Completion Date.
4.2.3	Related Agreements:
-	The Founders, the Purchaser and the Escrow Agent shall execute the Escrow Agreement in the form attached hereto as Exhibit D;

-	The Company and the Founders at the date hereof and the Company and other Employees within five (5) days following the Completion Date shall execute new employment agreements in the forms attached hereto as Exhibit E;

-	The Founders and the Purchaser shall execute the Contribution Agreement related to the Contributed Shares in the form attached hereto as Exhibit F.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES
The Founders, acting jointly (conjointement), represent and warrant to the Purchaser as of the date hereof as follows.
The representations and warranties made by the Founders in this Article 5 (the “Representations and Warranties”) shall be construed subject to the facts or information which are disclosed in the Agreement or its applicable Exhibits.
Conversely, for the avoidance of doubt, the Representations and Warranties made by the Founders shall not be limited by documents or information provided to Bio-Imaging Inc. or its advisers prior to the date hereof that are not explicitly and clearly restated in the Agreement or its Exhibits.
5.1	Authority
The Founders have the full corporate power and authority required to enter into the Agreement and to transfer and deliver the Sold Shares they own as provided in the Agreement and to waive all their rights under the Warrants they own.
5.2	Corporate Status

5.2.1	The Company is a société anonyme duly organized and validly existing under the laws of France and in compliance with the French commercial code and French decree n° 67-236 of March 23, 1967 on commercial companies. The Company’s by-laws as set forth in Exhibit 5.2.1 are accurate as at the date hereof.

5.2.2	The Company has never been in a state of insolvency or suspension of payments, nor have they made a voluntary or court–ordered arrangement or similar agreement with some or all of their creditors. They are not subject to any administration, insolvency, reorganization, winding–up, bankruptcy or similar proceedings (procédure et sauvegarde, règlement amiable, redressement ou liquidation judiciaire).

5.2.3	The Company has all requisite corporate power to own its properties and carry on its business as now conducted. All corporate laws and regulations applicable to the Company have been complied with. All corporate formalities and compulsory disclosure requirements have been duly fulfilled. The Company’s business (fonds de commerce) is not the object of any leasing agreement (contrat de location-gérance).

5.2.4	The Company has never had any subsidiaries and has never owned directly or indirectly any capital stock of, or other equity interests in, any corporation, partnership, or other entity. The Company has never been a member of or a participant in any partnership, joint venture or similar enterprise. The Company has no set up any branch (succursale) or secondary office (établissement secondaire).

5.3	Capital Stock and Ownership

5.3.1	The Company’s issued share capital amounts to 72,340 euros divided into 7,234 shares of a nominal value of 10 euros each. All the shares have been duly and validly issued and are fully paid up. The shares are divided into two (2) categories as follows:
-	4,000 of Category A, and

-	3,234 of Category B,
Exhibit 5.3.1 sets forth the amount of the Company’s share capital, detailing all the Securities issued by the Company, the categories and respective rights thereof and holders thereof. The Securities represent 100% of the issued and outstanding capital and voting rights of the Company, on a fully diluted basis and are freely transferable.
5.3.2	The Company has not issued any securities or other rights (including options de souscription d’actions or bons de souscription de parts de créateurs d’entreprise) entitling their holders to acquire, immediately or at a future date, a fraction (quotité) of the Company’s share capital other than the Warrants and being specified that all the outstanding convertible bonds issued by the Company have been converted into Category B Shares prior to the date hereof.
No authorization voted by the general shareholders’ meeting to issue securities or other rights to a fraction (quotité) of the Company’s share capital is in effect.
5.3.3	No shareholders’ agreement has been entered into relating to the Company other than the Shareholders Agreement, which will terminate at Completion Date.
5.3.4	At Completion Date, the Sellers will have, and will transfer, good and marketable title to the Sold Shares and to all of the rights afforded thereby, free of any Lien, and upon consummation of the transactions contemplated hereby, the Purchaser will hold 100% of the Securities of the Company following the simultaneous realization of both the Agreement and the Contribution Agreement.
5.4	Financial Statements
5.4.1	Exhibit 5.4.1 contains the audited annual balance sheet and profit and loss statement of the Company together with the notes and annexes thereto as of December 31, 2005 (the “2005 Accounts”), which, as well as for the preceeding four years, were certified without qualifications by the Company’s statutory auditors and approved by the Company’s annual shareholders’ meeting without reserves.
5.4.2	Exhibit 5.4.2 contains the interim balance sheet and profit and loss statement (bilan et comptes de résultat intermédiaires) of the Company as of the Balance Sheet Date, which were prepared by the Company and perused by the Company’s statutory auditors (the “Interim Accounts”).
5.4.3	The 2005 Accounts and the Interim Accounts have been prepared in accordance with the accounting principles generally accepted in France and in particular with those described in Exhibit 5.4.3 applied consistently with past practice and present a true and fair view (une image fidèle et sincère) of the financial condition and results of operations of the Company as at their respective date.
5.4.4	The Company is not bound by any off balance sheet liability (engagements hors bilan) except as clearly disclosed in the notes to the Interim Accounts or in Exhibit 5.4.4.
5.4.5	The Interim Accounts reflect all liabilities (whether absolute, accrued, contingent or otherwise) of the Company required to be recorded thereon or in the annexes or notes thereto in accordance with the accounting principles as at the respective date thereof.

5.4.6	The Interim Accounts reflect all accrued and unpaid wages, compensation and other obligation of the Company with respect to their employees as of the date of the Interim Accounts.
5.5	Interim Period
Since the Balance Sheet Date, the Company has been managed in the ordinary course of business consistent with past practice and with a reasonable degree of care (en bon père de famille), the Company has sufficient working capital to manage its activities at the current level and no change has occurred which adversely affects the assets or the condition (financial or otherwise), results of operations or prospects of the business of the Company. In particular and except as set forth in Exhibit 5.5, it has not:
(i.)	sold or transferred any of its assets or committed to do so, except in the ordinary course of business consistent with past practice;

(ii.)	acquired any other business or entered into any lease agreement, licensing arrangement or joint venture, other than leases or licenses in favor of the Company pertaining to Movable Property having an individual value of no more than 6,000 euros and an aggregate value of no more than 20,000 euros, or software used in the ordinary course of business of the Company consistent with past practice;

(iii.)	authorized, declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;

(iv.)	issued or sold any Shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

(v.)	incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt (including, without limitation, any borrowings from or prepayments to the Sellers), except for borrowings and repayments in the ordinary course of business;

(vi.)	mortgaged, pledged or otherwise subjected to any Lien, any of its assets, tangible or intangible;

(vii.)	forgiven, canceled, compromised, waived or released any debts, claims or rights, except for debts, claims and rights forgiven, canceled, compromised, waived or released in the ordinary course of business;

(viii.)	modified any existing contract or entered into (x) any agreement, commitment or other transaction, other than agreements entered into in the ordinary course of business and involving an expenditure by the Company of more than 30,000 euros in each case and 50,000 euros in the aggregate, or (y) any agreement or commitment that, pursuant to its terms, may not be terminated without penalty on less than 30 days’ notice;

(ix.)	increased the compensation of its officers or employees, or modified the terms and conditions of their offices or contracts of employment, or permitted any such modification, except pursuant to collective bargaining agreements, nor paid any bonus to any officer, director, or employee, except as otherwise agreed in written with the Purchaser;

(x.)	amended its statuts, articles of association, by-laws or any other organizational documents;

(xi.)	changed in any respect its accounting practices, policies or principles;

(xii.)	transferred or granted any rights or licenses under, or entered into any settlement regarding the infringement of intellectual property or entered into any licensing or similar agreements or arrangements;

(xiii.)	taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.
5.6	Litigation
There is no lawsuit, arbitration or proceeding pending or threatened against the Company before any court, arbitration tribunal or governmental authority and there is no outstanding judgment, order, decree, award or injunction against the Company.
5.7	Real Property
The Company does not own any real property. The only lease entered into by the Company with respect to real property (the “Real Property”) is a lease of premises located at Bioparc, 60 avenue Rockfeller, 69008 Lyon (France) which will expire on February 15, 2006 (the “Current Lease”). Constructions on the Real Property are structurally sound with no material defects, subject to normal wear and tear. The parties to the Current Lease have complied with all their respective obligations contained therein and the Real Property has been regularly maintained.
The Company has concluded prior to Completion Date a new short-term lease (the “New Lease”) set forth in Exhibit 5.7. The New Lease has been concluded in compliance with French law (and in particular with Article L. 145-5 of the French Commercial Code) and zoning and internal building regulations (including the Laennec building’s selection criteria and the decision of the specific committee of the Communauté Urbaine de Lyon). The New Lease will start on February 16, 2007 and will expire on January 15, 2009.
5.8	Movable Property
The Company does not own any movable property the net book value of which is in excess of 3,000 euros (the “Movable Property”). The Movable Property is structurally sound, adequate for the conduct of the business of the Company as it has been and is proposed to be conducted, subject to normal wear and tear.

5.9	Environment
The activities of the Company have been conducted in compliance with all applicable environmental laws and regulations.
5.10	Taxes, customs and social security contributions
5.10.1	The Company has duly and timely filed with the appropriate Governmental Entities all tax, customs and social security returns and reports required to be filed in respect of the activities of the Company and has timely and fully paid all taxes, customs or social security contributions due by it prior to the date hereof.
5.10.2	The amounts of the tax loss carry forwards and deferred depreciation (amortissements réputés différés) declared by the Company in its tax returns are accurate and such tax loss carry forwards and deferred depreciation are offsetable against future taxable profits. The Company has kept the documentation required to justify the existence of these tax loss carry forwards and deferred depreciation.
Losses shall be equal to the product of the corporate income tax rate in force at the time of the reassessment and the global amount of the tax losses carry forwards and deferred depreciation, the deduction of which is challenged by the tax authorities.
5.10.3	The Company is neither a party to any action or proceeding by any Governmental Entity for assessment and collection of taxes, customs or social security contributions, nor has received notice of any claim for such assessment and collection of taxes, customs or social security contributions in respect of its activities.
5.10.4	Apart from those expounded in 5.10.5 and 5.10.6 below, the Company has not benefited from any favorable regime in terms of taxes, customs and social security contributions.
5.10.5	The Company had not unduly benefited from the tax and social advantages deriving from the Young Innovative Enterprise status (Jeunes Entreprises Innovantes). The loss of the Young Innovative Enterprise status as a result of the sale of the Securities will not trigger any refund obligation for the Company. According to that status, the Company’s changes of control will generate that it will no longer be allowed to keep that status from January 1, 2007.
5.10.6	The Company had not unduly benefited from the advantages and deriving from the research tax credit (Crédit d’impôt recherche).
5.10.7	The Company has been duly authorized for years 2006, 2007 and 2008 by the Research and Innovation Department (Direction Générale de la Recherche et de l’Innovation) of the Ministry of Education and Research (Ministère de l’Education Nationale, de l’Enseignement Supérieur et de la Recherche) as a research entity (organisme de recherche privé) thereby entitling its customers to benefit from the research tax credit regime for the research works carried out by the Company on behalf of said customers.
5.10.8	There are no outstanding adjustments for purposes of taxes or social charges applicable to the Company required as a result of changes in methods of accounting. There are no material elections or requests for rulings for purposes of taxes or social charges made by the Company that are currently in force or by which the Company or is bound. The Company has never been a member of any tax consolidated group.
5.11	Intellectual Property
5.11.1	The Company has full, exclusive and valid title, through direct ownership or a license, to the use of all invention, patent, patent application, know-how, trade secret, trademark, trademark application, trade name, company name, logo, domain name, copyright, copyright application, design, software (including all documentation relating to the computer systems and application software and the latest revisions of all related object and source codes therefor) and other intellectual property rights used, held for use in connection with, or necessary to the daily operation or development of its business (the “Intellectual Property Rights”). Exhibit 5.11.1 provides a list of such Intellectual Property Rights, which specifies for each such item whether it is owned or licensed and, if licensed, indicates the full title, the parties thereto and the expiration date of the relevant license agreement. Each of such licenses is in full force and effect, the Company is in compliance with each of such licenses and no default exists by any other party thereto. The consummation of the transactions contemplated hereby will neither violate nor result in the breach, modification, cancellation, termination or suspension of such licenses
5.11.2	Neither the Sellers, nor any current or former employee nor any manager or officer of the Company nor any of their former employers holds any rights in the Intellectual Property Rights. Further, no contractual or other obligation or restriction of any nature whatsoever prevents any employee, manager or officer of the Company from using for the benefit of the Company the experience and skills acquired by him while employed by any other company or entity.
5.11.3	All Intellectual Property Rights owned by the Company have been properly registered and maintained and are duly opposable to third parties.
5.11.4	There is no outstanding claim or threat thereof relating to the Intellectual Property Rights against the Company with respect to facts having occurred prior to the date of this Agreement, and the operation of the Company as at the date hereof does not infringe the intellectual property rights of any third party. Conversely, the Founders are unaware of the violation or infringement by any third party of the Intellectual Property Rights.
5.11.5	Except as set forth in Exhibit 5.11.5, the Company has not granted to any third party any option, license, pledge or other restrictions, user rights, or other rights whatsoever, whether or not for compensation, with respect to the Intellectual Property Rights, nor formed, directly or indirectly, any agreement with any third parties in relation to the same other than licenses granted to customers or resellers in the ordinary course of business.
5.11.6	All of the Company’s employment and/or sub-contractor agreements contain the provisions necessary to ensure, to the fullest extent permitted by applicable laws, that all intellectual property rights on the work carried out by its employees and/or subcontractors as from the date of their hiring belong to the Company. The Company has timely compensated its employees for their inventions developed and used by the

Company before the date hereof, in accordance with the requirements of French law and the collective bargaining agreement applicable to the employees of the Company.
5.11.7	Immediately after the Completion Date, the Company will own all of the Intellectual Property Rights owned by the Company immediately prior to the Completion Date and will have a right to use all other Intellectual Property Rights on the same contractual terms and conditions as in effect prior to the Completion Date, free and clear of all Liens, except as set forth in Exhibit 5.11.5, and on the same terms and conditions as in effect prior to the Completion Date.
5.12	Contracts
5.12.1	Exhibit 5.12.1 contains a list of all outstanding, oral or written contracts or agreements entered into by the Company which (i) provide for payments or guarantees for payment by or to the Company in excess of 10,000 euros over any 12-month period, (ii) has a term equal to one year or more from the date hereof (not including any optional or tacit renewal period), (iii) has been entered into by the Company with any of its top 10 customers or suppliers, (iv) guarantees the indebtedness of another person, (v) restricts its ability to develop its business or compete with any person, (vi) grants exclusive rights to any third party, or (vii) is a convention réglementée within the meaning of article L. 225-86 of the French commercial code or has been entered into by the Company with any of the Sellers or any of their Affiliates (the “Material Contracts”). As an exception to the foregoing, Exhibit 5.12.1 does not list the employment agreements of the Company with its Employees.
5.12.2	The Material Contracts are valid and enforceable by the Company. The Company and its co-contractors thereunder have performed all their obligations required to be performed thereunder.
5.12.3	There are no facts or information indicating, nor any other reason to believe, that any of the customers or suppliers of the Company will not continue to be respectively customers or suppliers of the Company after Completion Date at the same level as heretofore.
5.12.4	Except as set forth in Exhibit 5.12.4, the Company is not a party to any contract or agreement under the terms of which, as a result of the Company’s change of control or any other transaction contemplated in this Agreement:
(i.)	such contract would terminate at an earlier date than the stated date of termination in the absence of such change;

(ii.)	the Company’s commitments would become due and payable prior to the normal term thereof as a result of such change;

(iii.)	less favorable terms than those the Company would have benefited from in the absence of such change would apply as a result of such change; or

(iv.)	any other party to such contract or agreement would be entitled to terminate such contract or agreement earlier than it would have been entitled to do so in the absence of such change, or would be entitled to make the Company’s commitments become due and payable prior to the stated term thereof or to require the application of less favorable terms than those the Company would have benefited from in the absence of such change.
5.13	Insurance
Exhibit 5.13 contains all insurance policies entered into by the Company (the “Insurance Policies”). The Insurance Policies provide for a coverage that is customary in connection with the business, assets and liabilities of the Company and are subject to deductible and exclusions set forth in the Insurance Policies. The Insurance Policies held by the Company are in full force and effect and corresponding premiums have been paid when due. The Company has not experienced over the last 3 years any suspension of coverage or cancellation of insurance policies relating to its respective business, assets and liabilities.
5.14	Accounts Receivables and payables — Cash balance
All debts owed by third parties to the Company as of the Balance Sheet Date are reflected in the Interim Accounts. Such debts are good and collectable, 70% of them shall be recoverable within a maximum six-month (6) period from Completion Date and the remaining 30% shall be recoverable within a maximum ten-month (10) period from Completion Date and so without litigation or resort to any other methods of recovery and without set-offs, counterclaims or other deductions or, in the opposite case, are sufficiently reserved against in the Interim Accounts. Exhibit 5.14 sets forth each and all of the accounts receivables as of the Balance Sheet Date.
The Company has no outstanding obligation, debt or liability, fixed or contingent, which is not specifically referred to in the Interim Accounts and all accounting debts have been properly paid on the relevant due date and the Company is not liable as a result for any interest for late payment, penalty or indemnity of any sort. Exhibit 5.14bis sets forth each and all of the accounts payables and each and all of other payables as of the Balance Sheet Date.
Further, the cash balance (trésorerie nette) of the Company as of the Balance Sheet Date is at least of 100,000 euros.
5.15	Loans — Borrowings
Exhibit 5.15 contains a true and complete list of the outstanding bank loans, credit lines, discount facilities and other short and long term indebtedness. The Company has not guaranteed repayment of the debt or amount owed by any other person, and has no obligation, fixed or contingent, as a surety or otherwise, to pay any such debt or amount.
The Company is under the benefits of 400.000 € of reimbursable support (contrat ANVAR), as set forth in Exhibit 5.15 arising 280.000 € of potential debt outstanding.
5.16	Governmental permits – Compliance with laws
No permit or authorization is necessary to conduct the business of the Company. The Company is not in violation in any material respect of any applicable law or regulation. No agreement, permit or authorization prevents the consummation by the Company or the Founders of any of the transactions contemplated by this Agreement.
5.17	Employees
5.17.1	The Company has complied with all statutory or regulatory requirements with respect to its managers and employees (the “Employees”), including without limitation, working time requirements, working conditions, health and safety, social security, personnel representation laws and regulations.
5.17.2	All the employment contracts entered into between the Company and its Employees and in force at the date hereof are set forth in Exhibit 5.17.2. There are no pension or retirement benefits, bonus, profit sharing, stock purchase or stock option plans, company savings plans or employee funds of the Company other than those which are mandatory under French law or the applicable collective bargaining agreement.
5.17.3	The Founders and the Employees other than the Founders are entirely free from any non-compete or similar clause which may impair in whole or in part their ability to contribute to the Company’s business and operations.
5.17.4	The Company has not entered into any employment contracts providing for a termination notice greater than the minimum provided by French law or the applicable collective bargaining agreement, or for the payment of a termination or retirement indemnity exceeding that provided by law or the applicable collective bargaining agreement.
5.17.5	The Company has no pending obligations to any of its corporate officers (mandataires sociaux), whether current or former, or its current or former managers and employees, in particular in the form of immediate or deferred compensation, including pension, retirement supplement, or surviving spouse pension, salaries, salary ancillaries, indemnities of any nature whatsoever or any other sum which may arise out of or be due in respect of the performance or termination of an employment agreement, other than the obligations which are mandatory and compulsory pursuant to French laws and regulations and the applicable collective bargaining agreement.
5.17.6	No Employee will be entitled to receive any payment or benefit directly as a consequence of the completion of the transactions contemplated herein. No Employee is entitled to receive compensation proportional to profits or turnover other than as a result of mandatory legal provisions (including the applicable collective bargaining agreement)
5.17.7	No consultation of any Employees’ representatives is required to be made in connection with the transaction contemplated hereby.
5.18	Product warranties
Except as set forth in Exhibit 5.18, (a) there are no warranties express or implied, written or oral, with respect to the business of the Company and (b) there are no pending or threatened claims with respect to any such warranty, and the Company has no liability with respect to any such warranty accrued and due.

5.19	Inventory
At the Completion Date, the inventory of the Company will only consist of items which are useable and saleable in the normal course of business of the Company, as conducted on or prior to the date hereof. The Company does not have any commitment to purchase inventories in amounts greater than required in the ordinary course of business consistent with past practices.
5.20	No Broker
The Sellers have not used the services of any broker, finder, financial advisor or other person, firm or corporation who would be entitled to receive any brokerage or finder’s or financial advisory fee from the Purchaser or the Company in connection with the transactions contemplated by the Agreement.
5.21	Transactions with Affiliates
With the exception of the Shareholders Agreement, there are no agreements between the Company and its executive officers or shareholders.
5.22 Full disclosure
Any fact the disclosure of which would be material in the context of the transactions contemplated herein, or which would be necessary to not make the above representations misleading, has been disclosed in the Agreement.
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE OTHER SELLERS AND OF THE PURCHASER
6.1	Representations and warranties of each Seller other than the Founders (the “Other Sellers”)
Each Other Seller represents and warrants to the Purchaser as of the date hereof, and covenants to the Purchaser, as follows:
6.1.1	Each of the Other Sellers has, and will transfer to the Purchaser pursuant to this Agreement, good and marketable title to the number of Sold Shares set forth next to his/her/its name in Exhibit 6.1.1 and to all of the rights afforded thereby, free and clear of all Liens.
6.1.2	The Other Sellers which are individuals and their respective representatives for the purpose hereof have the full capacity and authority required to enter into this Agreement and any other documents contemplated hereby and to transfer, assign and deliver the Sold Shares they own as provided in the Agreement. Mr. Bracoud has the full capacity and authority required to waive all the rights attached to the Warrants he owns.
6.1.3	The Other Sellers which are legal entities or investment funds have the full corporate power and authority required to enter into this Agreement and to transfer, assign and deliver the Sold Shares they own as provided in the Agreement. The execution and delivery of the Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized by their respective competent corporate bodies.
6.1.4	The Agreement constitutes a valid obligation of each of the Other Sellers enforceable against him/her/it in accordance with its terms.
6.1.5	The Other Sellers as listed in Exhibit 6.1.5 have been advised that the Purchaser’s Common Stock they will receive will be deemed to be Restricted Shares under the Securities Act of 1933, as amended and that a restrictive legend in substantially the following form shall be placed on the certificates representing such shares:
“The Securities represented hereby have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Act of any State and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until registered under the 1933 Act or applicable State Securities Acts or, in the opinion of counsel in form and substance satisfactory to the issuer of these securities, such offer, sale or transfer, pledge or hypothecation is in compliance therewith”
6.2	Representations and warranties of the Purchaser
6.2.1	The Purchaser has the full corporate power and authority required to enter into and perform the Agreement. The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its competent corporate bodies.
6.2.2	The Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.
ARTICLE 7 COVENANTS
The Sellers acknowledge that the foregoing covenants are made by them in consequence of and as an inducement to Bio-Imaging Inc. to acquire the Securities and to protect and preserve to Bio-Imaging Inc. the benefit of its bargain in the acquisition of the Securities; that each of the foregoing covenants is reasonable and necessary to protect and preserve the benefits of such purchase; and that irreparable loss and injury would result should the Sellers breach any of the foregoing covenants.
7.1	Conduct of Business
Except as consented to by the Purchaser in writing, from the date hereof to the Completion Date, the Sellers shall cause the Company to conduct its business and operations only in the ordinary course consistent with past practice. The Sellers shall promptly notify the Purchaser of any event, condition or circumstance that, individually or in the aggregate, would have or result in an adverse effect on the finance or perspectives of the Company.
7.2	Access to Information
The Sellers shall (i) afford, and shall cause the Company to afford, the Purchaser and its representatives access to all the facilities and books and records of the Company,

(ii) furnish the Purchaser and its representatives with all the financial and operating data and other information with respect to the business and operations of the Company that the Sellers have in their possession, (iii) instruct the employees of the Sellers, the Company, and counsel, financial advisors and accountants of the foregoing, to cooperate with the Purchaser and its representatives with their investigation of the Company, and (iv) keep, and shall cause the Company to keep, the Purchaser generally informed as to the business and operations of the Company. Any investigation pursuant to this section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business and operations of Company.
7.3	Non-Competition
The Founders and Luc Bracoud agree that for a period of (i) three (3) years after the Completion Date for Mr. Pachai and (ii) two (2) years after the Completion Date for Luc Bracoud and the other Founders, none of them will in France, United States of America, United Kingdom, Germany, The Netherlands and Switzerland at the date hereof manage, become engaged or financially interested, either as employee, shareholder, director, manager or consultant or in any manner whatsoever, in businesses or activities directly competing with those conducted by the Company and/or Bio-Imaging at the date hereof, which are contractually defined for the purposes hereof as diagnostic and therapeutics image analysis in clinical trials.
Each of the Sellers irrevocably undertakes not to use to its own profit or disclose to any third party any tradename or logo owned or used by the Company (including the use of the name “Theralys” or any abbreviation thereof or any combination including name and/or logo), any commercial secret, know-how or other non-public information belonging to the Company or acquired by it/his/her in the course of their employment, office or investment with the Company until such time as such commercial secret, know-how or confidential information has fallen into the public domain.
7.4	Non-Solicitation
From the date hereof until (i) three (3) years for Mr. Pachai and (ii) two (2) years for Luc Bracoud and the other Founders, the Founders and Luc Bracoud shall not directly or indirectly through any person, enterprise or entity, for their own account or for any other person, enterprise or entity, in association with or in the employment of any other person, firm, company or organization, interfere with, solicit or endeavor to entice away from the Company, any person, firm, company or organization currently employed by the Company.
ARTICLE 8 INDEMNIFICATION
8.1	Indemnification by the Founders
Subject to the conditions and limitations set forth below, the Founders (the “Indemnifying Parties”) agree to indemnify by way of a price reduction and hold the Purchaser harmless from any and all liabilities, obligations, damages, deficiencies, losses, claims, actions, lawsuits, proceedings, judgments, demands and costs

(including penalties, late interest, majorations) (“Losses”) suffered or incurred by the Purchaser or the Company as a result of, in connection with or relating to any breach or inaccuracy of any Representation or Warranty or covenants of the Founders contained herein. The Founders and the Purchaser take for it granted that, for the purposes of assessing the Losses (if any), any Loss incurred by the Company will lead to corresponding decrease in value of the Shares in the Company, so that any such Loss will therefore lead to a corresponding reduction of the Purchase Price according to the provisions set forth below.
The Founders shall be jointly (conjointement) liable for 100 % of the Losses and each Founder shall be jointly (conjointement) liable for the percentage of Losses set forth next to his name in Exhibit 8.1,
8.2	When payable
For the purpose of the indemnification provision, Mr. Chahin Pachai, who accepts, is hereby appointed by each of the Founders in order to act on their behalf to send or receive any notice pursuant to this Article 8 and to take on their behalf any further actions that are necessary, proper or advisable to carry out the conditions of this Article 8.2 and, generally, do whatever may be necessary (the “Founders’ Representative”).
Indemnification under this Article 8 shall be payable with respect to any claim concerning a Loss upon the earlier of (a) the resolution of such claim by mutual agreement between the Founders’ Representative and the Purchaser, (b) the issuance of a final judgment, award, order or other ruling (which is not subject to appeal or with respect to which the time for appeal has elapsed) by a court or arbitral tribunal having jurisdiction over the parties and the subject matter of such claim or to which such claim was submitted for resolution by joint agreement between the Founders’ Representative and the Purchaser or (c) the final settlement of such claim with a third party pursuant to mutual authorization by the Founders’ Representative and the Purchaser. Any sum due by the Founders pursuant to a claim for indemnification will be paid to the Purchaser within thirty (30) days from the date when such claim for indemnification becomes final and payable, being specified that any sum due pursuant to this indemnification provision shall be set off against any part of the Escrow Amount.
8.3	Limitations on Indemnification
8.3.1	The indemnification obligations of the Founders under Article 8.1 above for Losses shall not exceed the total sum of 280,000 euros, breakdown between the Founders as follows:
-	190,400 euros for Mr. Pachai;

-	33,600 euros for Mr. Vincent;

-	28,000 euros for Mr. Olart; and

-	28,000 euros for Mr. Douek.
8.3.2	The Founders’ obligation hereunder is subject to a deductible (franchise) of 50,000 euros. If this deductible is reached, only the excess shall be payable.

8.3.3	The amount of any indemnity payable hereunder on account of a Loss shall be reduced by any insurance proceeds received by the Indemnified Party with respect thereto.
8.3.4	The Purchaser shall not be entitled to make a claim for indemnification for Losses against the Founders in respect of any assessment for taxes which merely modifies the tax period during which a deductible charge or amortization may be taken or in respect of any VAT assessment (except if such VAT is not recoverable and cannot be recharged to the customers).
8.3.5	The Purchaser shall not be entitled to make a claim for indemnification against the Founders in respect of any Loss for which a specific provision or reserve (provision) has been made in the limit of that Loss, as a line item in, or in the notes to, the Interim Accounts. If the Loss is superior to the amount of the specific provision or reserve, the Purchaser shall be entitled to make a claim for indemnification against the Founders only for the difference between the amount of such specific provision of reserve and the noted Loss.
8.3.6	The limitations set forth in this Article 8.3 shall however not apply to any Losses resulting from events or circumstances which the Founders failed to disclose to the Purchaser in the Agreement or its Exhibits. They shall further not apply to any legal or other expenses, such as attorneys’ or other experts’ fees reasonably incurred by the Purchaser or the Company in pursuing a claim against the Founders on the ground of a Loss, nor shall they apply to any interest which might be due by the Founders on the amount of indemnification.
8.4	Notification of Claims; Third Party Claims
8.4.1	In order for the Purchaser (the “Indemnified Party”) to be entitled to the indemnification of any Loss under the Agreement, the Indemnified Party must send a notification (the “Claim Notice”) to the Founders’ Representative in writing within thirty (30) days from the date on which the Purchaser shall have knowledge of a matter which could give rise to indemnification, except in case of a Third Party Claim which requires a response in a shorter period where such time frame shall be reduced to fifteen (15) days.
For the purposes of the Agreement, a “Third Party Claim” shall mean a claim which a third party has assessed in writing against the Purchaser and/or the Company.
8.4.2	The Claim Notice shall specify (a) the grounds for the possible claim and (b) an estimate of the amounts claimed in respect of the Loss if readily assessable.
In the event the claim by the Indemnified Party involves or arises out of a Third Party Claim, the Claim Notice shall include copies of such Third Party Claim as well as of any documents attached thereto; provided that for the purpose of the Agreement, any tax reassessment notice shall be considered as a Third Party Claim.
8.4.3	The Founders Representative shall, within thirty (30) days (reduced to ten (10) days in case of a Third Party Claim which requires a response in a shorter period) following the Claim Notice, either agree or refuse, in whole or in part, to indemnify the Purchaser (the “Response”). In the event of partial or total refusal, the Founders Representative shall notify the Purchaser of its decision within the above mentioned periods, and indicate the grounds for such refusal.

8.4.4	If a Third Party Claim is made against the Indemnified Party or the Company, the following provisions shall apply:
(i)	as long as the amount of any Third Party Claim does not exceed the Escrow Amount and subject to paragraph (ii) below, the Founders will have the option (and the Founders Representative shall indicate such option in the Response mentioned in Article 8.4.3) to assume control of the procedure at its sole cost and expense, provided that the Purchaser will be entitled to participate in such defense with counsel of its choice and at their own expense; and

(ii)	as soon as the amount of any Third Party Claim reaches or exceeds the Escrow Amount, the Purchaser may, at its option and through counsel of its choice, assume control of such defense provided that the Founders shall be entitled to participate in such defense with counsel of its choice and at their own expense, it being specified that the Founders and/or the Purchaser shall assume the defense of the Company exclusively within the Company’s corporate interest.
8.5	Survival of indemnification
The right of the Purchaser to make a claim for a breach of the Founders’ Representations or Warranties under the Agreement shall survive for a period of eighteen (18) months as from the Completion Date except that (i) claims for indemnification based on Article 5.10 shall survive until January 31, 2010 and (ii) claims for indemnification based on Article 5.11 shall survive until December 31, 2010.
Any limitation period with respect to a claim shall be interrupted by a notification of such claim pursuant to Article 8.4; in this case, the provisions of this Article 8 shall remain in force with respect to such claim until it is finally determined as set forth in Article 8.2 above.
ARTICLE 9 CONFIDENTIALITY — PUBLICITY
Each of the Parties hereto shall treat the contents of the Agreement as well as any information obtained from the other parties as confidential and shall refrain from disclosing this Agreement, in whole or in part, to any third party, except as required by law or the rules or regulations of any Governmental Entity in which case the disclosing party shall give prior notice to the other Parties.
The Sellers and the Purchaser agree that no public release or announcement concerning the transactions contemplated herein shall be issued by either Party without the prior consent of the Purchaser and the Sellers’ Representative (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any Governmental Entity, in which case the party required to make the release or announcement shall give prior notice to the other parties.
ARTICLE 10 EXPENSES
Save as otherwise expressly provided herein, the Parties hereto shall bear their own respective expenses (if any) incurred in connection with the preparation and execution of the Agreement and the consummation of the transactions contemplated herein provided that all transfer taxes and stamp duties in connection with the purchase of the Sold Shares shall be borne by the Purchaser.
ARTICLE 11 SELLERS’ REPRESENTATIVE — NOTICES
11.1	Representative of the Sellers
For the purpose of the Agreement, Mr. Chahin Pachai, who accepts, is hereby appointed by each of the Sellers in order to act on their behalf to send or receive any notice pursuant to the Agreement and to take on their behalf any further actions that are necessary, proper or advisable to carry out the purposes of the Agreement and, generally, do whatever may be necessary (the “Sellers’ Representative”). If for any reason the Sellers’ Representative shall cease to be the representative of the Sellers, then within one month commencing from the date of termination of the Sellers’ Representative’s functions, the Sellers shall appoint another representative. Failing appointment of a new agent within said period, all notices and requests hereunder shall be validly given or made to any of the Sellers.
11.2	Notices
All notices and other communications required or authorized hereunder shall be in writing and validly made if either delivered via courier or sent by registered letter (return receipt requested), e-mail or facsimile (provided that it be confirmed by same day registered letter, return receipt requested or courier on an expedited basis for notices sent across international boundaries, in case of an e-mail or facsimile) addressed as follows:

if to the Purchaser:	Bio Imaging Inc, Inc.
	Attn:	Mr. Ted Kaminer,
	Address:	826, Newtown-Yardley Road,
Newtown, PA 18940 (USA)
	Facsimile:	00 1 267 757 31 89
	E-mail:	tkaminer@bioimaging.com

with a copy to:	Pierre-Antoine Dubecq
Morgan Lewis
68, rue du Faubourg St Honoré
75008 Paris (France)
	Facsimile:	(33) 1 53 30 43 01
	E-mail:	pdubecq@morganlewis.com

if to the Sellers:	Mr. Chahin Pachai
Sellers’ Representative
	Address:	40 avenue Lacassagne,
69003 Lyon (France),
	E-mail:	cpachai@gmail.com

with a copy to:	Eric Baroin
Lamy & Associés
6, square de l’Opéra Louis-Jouvet

75009 Paris (France)
Facsimile:	(33) 1 53 05 91 99
E-mail:	eric.baroin@lamy-associes.com
Any change in address or representative for the purposes hereof shall be notified by the concerned Party to the other Parties as provided above.
Notices and other communications delivered via courier shall be effective as of their date of delivery, as evidenced by the delivery receipt, or as of the next Business Day if the date of delivery is not a Business Day.
Notices and other communications sent by registered mail, return receipt requested, shall be effective as of their date of first presentation to the addressee.
Notices and other communications sent by e-mail or facsimile shall be deemed effective as of the date thereof, or as of the next Business Day if such e-mail or facsimile is sent other than on a Business Day, provided that they be confirmed by same day registered mail, return receipt requested, or courier on an expedited basis for notices sent across international boundaries.
ARTICLE 12 SEVERABILITY
Should any of the provisions of the Agreement be held null and void or unenforceable for any reason whatsoever, the Parties undertake to consult each other to remedy the causes of such nullity, so that the Agreement remain in force without any discontinuity to the full possible extent.
ARTICLE 13 ENTIRE AGREEMENT
This Agreement, the recitals and the Exhibits attached hereto represent the entire understanding and agreement of the parties and supersede all prior agreements, understandings or arrangements among the parties hereto with respect to the subject matter hereof including, in particular, the letter of intent sent by the Purchaser to the Sellers and the Company on December 15, 2006. It can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to the Agreement signed by each Party against whom enforcement of such amendment, supplement, modification or waiver is sought.
ARTICLE 14 SUCCESSORS AND ASSIGNS
The Purchaser may freely transfer the Securities and all of their rights and obligations hereunder to any of its Affiliates at any time, in which case the transferee shall be subrogated in all of the Purchaser’s rights and obligations hereunder. The rights resulting from the Representations and Warranties set forth in Article 5 above are not transferable by the Purchaser (or its assignees), except to an Affiliate.
All rights and obligations of the Parties shall be binding upon and inure to the benefit of their respective successors and assigns, jointly and indivisibly with the Party concerned and among themselves.

ARTICLE 15 LANGUAGE
The Purchaser and the Sellers acknowledge that the French translation of the Agreement has been prepared solely for information purposes and that only the English version of the Agreement shall be the contractually-binding agreement entered into between the Parties, in particular in case of a difference in the interpretation of the terms used in the two versions.
ARTICLE 16 APPLICABLE LAW — JURISDICTION
This Agreement shall be governed by and construed in accordance with the laws of France.
Any dispute arising in connection with the Agreement or as a result or consequence thereof and not otherwise settled shall be subject to the exclusive jurisdiction of the Commercial Court (tribunal de commerce) of Paris.
[Remainder of Page Intentionally Left Blank]

Executed in 8 original copies
In Lyon
On February 6, 2007

/s/ Mr. Chahin Pachai	/s/ Mr. Fabrice Vincent

Mr Chahin PACHAI	Mr Fabrice VINCENT

/s/ Mr. Philippe Douek	/s/ Mr. Emmanuel Olart

Mr Philippe DOUEK	Mr Emmanuel OLART

/s/ Mr. Joseph Gniewek	/s/ Mr. Jean Claude Morel

GIE VALOREZ	Mr Jean Claude MOREL
By [ ]

/s/ Mr. Laurent Gerfault	/s/ Ms. Marcela Hernadez-Hoyos

Mr Laurent GERFAULT	Ms Marcela HERNADEZ-HOYOS

/s/ Mr. Nicolas Rognin	/s/ Mr. Jérôme Vincent

Mr Nicolas ROGNIN	Mr Jérôme VINCENT

/s/ Mr. Luc Bracoud	/s/ Ted Kaminer

Mr Luc BRACOUD	BIO IMAGING Inc
Ted Kaminer

RHÔNE-ALPES CRÉATION

By:	/s/ Ms. Karine Lignel
Name: Ms. Karine Lignel
Title:

AMORÇAGE RHÔNE ALPES

By:	/s/ Ms. Karine Lignel
Name: Ms. Karine Lignel
Title:

CRÉDIT AGRICOLE CRÉATION

By:	/s/ Mr. Maurice Bernard
Name: Mr. Maurice Bernard
Title:

RHÔNE-DAUPHINÉ DÉVELOPPEMENT

By:	/s/ Mr. Pierre Jourdain
Name: Mr. Pierre Jourdain
Title:

SOFIMAC PARTNERS / LE LANCEUR

By:	/s/ Mr. Philippe Vuagnat
Name: Mr. Philippe Vuagnat
Title:

EXHIBITS